Exhibit 23.3
CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERT
July 11, 2012
Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182
Ladies and Gentlemen:
In relation to a Registration Statement on Form S-1 being filed on or around July 13, 2012, we hereby consent to the inclusion of and reference to (including under the heading “Experts”) the name Timan, LLC, and our reports, or information contained therein, prepared for Eloqua, Inc., including those dated February 6, 2009, April 24, 2009, August 19, 2009, October 24, 2009, January 21, 2010, June 3, 2010, August 26, 2010, October 29, 2010, March 4, 2011, June 10, 2011, June 30, 2011, July 26, 2011, August 22, 2011, October 31, 2011, January 18, 2012, March 28, 2012, April 25, 2012 and June 29, 2012.
Sincerely,
Timan, LLC

By: Title:	/s/ Victor Gilberti Vice President